Exhibit 12

GTE CALIFORNIA INCORPORATED AND SUBSIDIARIES

Statements of the Consolidated Ratio of Earnings to Fixed Charges


                                                                Years Ended December 31,
                                            ---------------------------------------------------------------
                                               1999         1998         1997         1996         1995
                                            -----------  -----------  -----------  -----------  -----------
                                                                  (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges       $     813.4  $     681.5  $     642.8  $     515.8  $     342.9
  Add   - Income tax expense                      555.6        454.6        390.5        329.3        235.5
        - Fixed charges                           149.3        139.8        124.3        119.7        133.6
                                            -----------  -----------  -----------  -----------  -----------

Adjusted earnings                           $   1,518.3  $   1,275.9  $   1,157.6  $     964.8  $     712.0
                                            ===========  ===========  ===========  ===========  ===========

Fixed charges:
  Interest expense                          $     141.2  $     128.9  $     110.0  $     106.1  $     120.0
  Portion of rent expense representing
  interest                                          8.1         10.9         14.3         13.6         13.6
                                            -----------  -----------  -----------  -----------  -----------

Adjusted fixed charges                      $     149.3  $     139.8  $     124.3  $     119.7  $     133.6
                                            ===========  ===========  ===========  ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES                10.17         9.13         9.31         8.06         5.33